CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933 on Form 1-K of our reports dated May 1, 2023, relating to the financial statements of YS RE RAF I LLC, Avion Owner LLC, Centennial Olympic 336 Property LP and Alterra Owner, LLC.

/s/ DELOITTE & TOUCHE LLP

New York, NY

May 1, 2023